Exhibit 99.1

Contact: Roy Israel
         (516) 829-4343

          clickNsettle.com Reports Fourth Quarter and Year End Results and Continues to Explore Strategic Alternatives

GREAT NECK, N.Y., September 28, 2004/Business Wire/ -- clickNsettle.com, Inc. (OTCBB: CLIK), a global provider of innovative dispute resolution solutions, today announced its revenues and results for the fourth quarter and fiscal year ended June 30, 2004. Revenues for the fourth quarter of fiscal 2004 decreased 18.1% to $1,034,650 from $1,263,987 for the fourth quarter of fiscal 2003. Net income (loss) was ($160,245) for the fourth quarter of fiscal year 2004 or ($0.02) net loss per common share as compared to net income of $57,218 for the prior year quarterly period or $0.01 net income per common share. Operating income (loss) was ($163,146) for the quarter ended June 30, 2004 as compared to operating income of $44,300 for the prior year quarter ended June 30, 2003. Operating loss and net loss in the fourth fiscal quarter of 2004 included the recognition of a loss on impairment of furniture and equipment in the amount of $85,721. There was no similar item in the prior year period.

Revenues for the year ended June 30, 2004 declined by 7.8% to $3,759,372 from $4,078,119 for the year ended June 30, 2003. Net loss increased to ($722,704) for fiscal year 2004 from ($479,511) for fiscal year 2003. Net loss per common share was ($0.09) per share for the current year versus ($0.06) per share for fiscal year 2003. Further, operating loss was ($779,684) for the year ended June 30, 2004 as compared to ($503,737) for the prior year ended June 30, 2003.

Roy Israel, President & CEO of clickNsettle.com stated, "We believe our revenue has been adversely affected by the consolidation and turmoil in the insurance industry, which represents a major portion of our clientele. Additionally, insurance companies in general and some, in particular, have changed their claims-settling philosophies. Currently, we perceive that many of the larger insurance companies are taking a harder line with the plaintiff bar. This results in a slow down in the number of cases being submitted to our forum, a trend that continues into fiscal year 2005. In a broader sense, we believe that lawsuits continue to be commenced and that our services should prove to be vital to insurers in their ability to address a growing caseload with reduced costs, but the timing of such may be delayed."

In July 2004, the Board of Directors of the Company decided to explore strategic alternatives for the Company in an effort to protect shareholder value. During July and August 2004, the Board of Directors reviewed potential alternatives, including merger candidates, as well as the purchase or privatization of the existing business. Currently, the Board is negotiating the terms of an asset purchase agreement with the present Chief Executive Officer of the Company, Roy Israel, whereby he or companies owned by him, would assume the assets and liabilities of the ADR business of the Company and its

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future commitments. The Company would retain a minimum of $200,000 in cash in order to effect a merger or a similar transaction with the intent to acquire a different operating business, as well as to cover costs directly associated with the asset purchase including, but not limited to, legal costs, accounting fees, the cost of obtaining a fairness opinion and proxy solicitation.

The completion of the transaction is subject to the execution of a definitive asset purchase agreement, the receipt of an opinion from an unrelated third party approved by the Board of Directors stating that the transaction is fair, from a financial point of view, to the unaffiliated shareholders of the Company and shareholder approval. There can be no assurances that the transaction will occur.

As a result of continued losses, the use of significant cash in operations and the uncertainty as to the ability to obtain approval for the asset purchase agreement and to thereafter effect a merger or a similar transaction with the intent to acquire a different operating business, the Company's independent auditors have included a going concern paragraph in their report on the June 30, 2004 consolidated financial statements which have been prepared assuming the Company will continue as a going concern.

Mr. Israel further stated, "While we remain optimistic about the need for the Company's services, we believe that the unavoidability of the escalating costs associated with being a publicly traded company shortens the timeframe that the company needs in order to realize revenues from its sales and marketing initiatives. Therefore, in looking at alternatives that would be in the best interest of the shareholders, the Board of Directors is strongly considering a merger strategy for the public vehicle."

About clickNsettle.com

Headquartered in Great Neck, New York, clickNsettle.com, Inc. provides innovative and highly effective dispute resolution services and solutions to entities that seek alternatives to the traditional and often time-consuming and expensive legal process. clickNsettle.com, the parent company of National Arbitration and Mediation (NAM), offers a comprehensive selection of some of the finest lawyers globally, with more than 1,800 top-tier former judges and attorneys worldwide. Additionally, the company has a number of inventions designed to enhance transparency and ensure the integrity of ADR (alternative dispute resolution) initiatives. Although the dispute resolution industry is still relatively young, clickNsettle.com has been recognized nationally as a leader in the field and the NAM brand name is well established within the legal and business communities.

The statements contained in the release contain forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expenditures expressed in the

Company's forward-looking statements. These factors include changes in the insurance and legal industries; the Company's inability to retain current or new hearing officers; changes in the public court system; and the degree and timing of the market's acceptance of its arbitration and mediation programs and electronic oversight applications.

                                 Table to follow

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                     clickNsettle.com, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                       Three months ended June 30,         Year ended June 30,
                                                                           2004            2003            2004             2003
                                                                       -----------      ----------     -----------      -----------
Net revenues                                                           $ 1,034,650      $1,263,987     $ 3,759,372      $ 4,078,119
                                                                       -----------      ----------     -----------      -----------

Operating costs and expenses
  Cost of services                                                         236,731         353,164         860,325        1,006,562
  Sales and marketing expenses                                             306,291         295,412       1,278,207        1,137,489
  General and administrative expenses                                      569,053         571,111       2,314,803        2,437,805
  Loss on impairment of furniture and equipment                             85,721                          85,721               --
                                                                       -----------      ----------     -----------      -----------

                                                                         1,197,796       1,219,687       4,539,056        4,581,856
                                                                       -----------      ----------     -----------      -----------

           (Loss) income from operations                                  (163,146)         44,300        (779,684)        (503,737)

Other income
  Investment income                                                          2,242           9,390          54,298           13,448
  Other income                                                                 659           3,528           2,682           10,778
                                                                       -----------      ----------     -----------      -----------

                                                                             2,901          12,918          56,980           24,226
                                                                       -----------      ----------     -----------      -----------

            (Loss) income before income taxes                             (160,245)         57,218        (722,704)        (479,511)

Income taxes                                                                    --              --              --               --
                                                                       -----------      ----------     -----------      -----------

              NET (LOSS) INCOME                                        $  (160,245)     $   57,218     $  (722,704)     $  (479,511)
                                                                       ===========      ==========     ===========      ===========

Net (loss) income per common share - basic and diluted                 $     (0.02)     $     0.01     $     (0.09)     $     (0.06)
                                                                       ===========      ==========     ===========      ===========

Weighted-average shares outstanding - basic and diluted                  8,449,056       8,449,056       8,449,056        8,449,056
                                                                       ===========      ==========     ===========      ===========